UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2013

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 16, 2012, A123 Systems, Inc. (“A123” or the “Company”) and all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filing therein, the “Chapter 11 Filing”). The Chapter 11 cases are jointly administered under the caption “In re A123 Systems, Inc., et. al.” Case No. 12-12859.

In December 2012, the Company announced that, pursuant to an auction conducted pursuant to Section 363 of the federal Bankruptcy Code, it had reached agreement on the terms of an asset purchase agreement with Wanxiang America Corporation (“Wanxiang”) through which Wanxiang would acquire substantially all of A123’s assets for $256.6 million in cash and an additional asset purchase agreement with Navitas Systems LLC (“Navitas”) through which Navitas would acquire A123’s Ann Arbor Michigan-based government business, including all U.S. Military contracts, for $2.0 million in cash (together, the “Proposed Sales”).

On December 11, 2012, the Bankruptcy Court issued an order approving the Proposed Sales, and on January 29, 2013, the Company announced that it had completed the Proposed Sales.

In connection with the Company’s continuing bankruptcy proceedings and reduced needs for non-management directors, on February 5, 2013, Gilbert Neal Riley, Jr. resigned from the board of directors of the Company.

Item 7.01.                                        Regulation FD Disclosure.

Proposed Plan of Liquidation and Disclosure Statement

On February 6, 2013, the Company filed with the Bankruptcy Court a proposed Joint Plan of Liquidation (as may be amended, modified or supplemented from time to time, the “Proposed Plan”) and related disclosure statement (as may be amended, modified or supplemented from time to time, the “Disclosure Statement”).

A copy of the filed Proposed Plan and related Disclosure Statement are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively. Information contained in the Proposed Plan and the Disclosure Statement is subject to change, whether as a result of amendments to the Proposed Plan, third-party actions, or otherwise. The Proposed Plan is subject to acceptance by the Debtors’ creditors (as and to the extent required under the Bankruptcy Code) and confirmation by the Bankruptcy Court.  There can be no assurances that the requisite acceptances to the Proposed Plan can be obtained from the Debtors’ creditors, that the Bankruptcy Court will approve the Disclosure Statement, or that the Bankruptcy Court will confirm the Proposed Plan.

The Bankruptcy Code does not permit solicitation of acceptances of the Proposed Plan until the Bankruptcy Court approves the Disclosure Statement as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtors and the condition of the Debtors’ books and records, that would enable a hypothetical reasonable investor typical of the holder of claims against, or interests in, the Debtors to make an informed judgment about the Proposed Plan. The Bankruptcy Court has not yet approved the Disclosure Statement. Accordingly, this Current Report on Form 8-K is not intended to be, nor should it be construed as, a solicitation for a vote on the Proposed Plan.

This Current Report on Form 8-K is not an offer to sell or a solicitation of any offer to buy any securities of the Debtors.

Monthly Operating Report

On February 4, 2013, the Company filed its monthly operating report for the period from December 1, 2012 to December 31, 2012 (the “Monthly Operating Report”) with the Bankruptcy Court. The Monthly Operating Report is attached as Exhibit 99.3 and is incorporated herein by reference.

The information set forth in this Item 7.01 and the attached exhibits shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Cautionary Statement Regarding Financial Operating Data

The Company cautions investors and potential investors not to place undue reliance on the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company. The Monthly Operating Report is limited in scope, covers a limited time period and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Bankruptcy Court. The Monthly Operating Report was not prepared in accordance with Generally Accepted Accounting Principles in the United States, has not been audited or reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws and is subject to future adjustment and reconciliation. There can be no assurance that, from the perspective of an investor or potential investor in the Company’s securities, the Monthly Operating Report is complete. The Monthly Operating Report also contains information for periods which are shorter than or otherwise different from those required in the Company’s reports pursuant to the Securities Exchange Act of 1934 (the “Securities Exchange Act”), and such information may not be indicative of the Company’s financial condition or operating results for the period that would be reflected in the Company’s financial statements or in its reports pursuant to the Securities Exchange Act. Information set forth in the Monthly Operating Report should not be viewed as indicative of future results.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

99.1	Proposed Joint Plan of Liquidation of A123 Systems, Inc., et al.

99.2	Proposed Disclosure Statement with Respect to Joint Plan of Liquidation of A123 Systems, Inc., et al.

99.3	Monthly Operating Report for the period from December 1, 2012 to December 31, 2012, filed with the United States Bankruptcy Court for the District of Delaware

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: February 8, 2013	By:	/s/ Eric J. Pyenson
		Name:	Eric J. Pyenson
		Title:	General Counsel